Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES
THIRD QUARTER FINANCIAL AND OPERATING RESULTS

MONDOVI, Wis., Oct. 22, 2007 – Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today its financial and operating results for the quarter ended Sept. 30, 2007.

Operating revenue, consisting of revenue from truckload and logistics operations, increased 6.7% to $145.0 million in the third quarter of 2007 from $135.8 million in the 2006 quarter. For the nine-month period of 2007, operating revenue increased 7.2% to $415.2 million from $387.2 million for the 2006 period. Truckload revenue increased 1.4% to $125.5 million from $123.8 million in the 2006 quarter. For the nine-month period of 2007, truckload revenue increased 2.4% to $367.4 million from $358.9 million for the 2006 period. Logistics revenue, which consists of revenue from brokerage and intermodal operations, increased 61.9% to $19.5 million from $12.0 million in the 2006 quarter. For the nine-month period of 2007, logistics revenue increased 68.9% to $47.9 million from $28.3 million for the 2006 period.

Operating revenue included fuel surcharges of $22.6 million and $61.1 million for the third quarter and nine-month period of 2007, compared with $22.5 million and $59.5 million for the third quarter and nine-month period of 2006. Operating revenue, net of fuel surcharges, increased 8.1% to $122.4 million in the 2007 quarter and 8.0% to $354.1 million in the 2007 nine-month period.

For the third quarter ended Sept. 30, 2007, net income decreased to $3.1 million, or 14 cents per diluted share, from $6.7 million, or 31 cents per diluted share, for the same quarter of 2006. For the nine-month period of 2007, net income decreased to $12.0 million, or 55 cents per diluted share, from $19.3 million, or 88 cents per diluted share, for the 2006 period.

Chairman, President and Chief Executive Officer Randolph L. Marten said, “Freight demand was less robust than usual during the third quarter, establishing a climate less conducive for volume growth or rate improvement with shippers. Our long-term customer relationships and diligent execution allowed us to overcome this to some extent, but below our expectations. As a result, average truckload revenue per tractor per week, net of fuel surcharges, increased slightly to $3,142 from $3,118 in the third quarter of 2006. Average truckload revenue, net of fuel surcharges, per total mile decreased to $1.482 from $1.492 in the third quarter of 2006 while average miles per tractor increased 1.5%.

“From a growth perspective, our average truckload tractor fleet increased slightly over the 2006 quarter. Logistics revenue increased $7.4 million, or 61.9%, on a relatively small base. Logistics revenue consists of revenue from our internal brokerage and intermodal operations and from revenue associated with our 45% interest in MW Logistics, LLC, a third-party provider of logistics services.

“Given the tough rate environment we were not able to increase freight rates to cover higher costs. The main line items that affected our results compared with the third quarter of 2006 were fuel expense net of surcharge recovery, supplies and maintenance, insurance and claims, and gain on disposition of revenue equipment. All other material expenses were either controlled or varied with changes between compensation expense and purchased transportation.

“Our net fuel expense increased primarily due to an increase in the miles driven by company drivers as compared with independent contractors and an increase in the average cost of fuel during the third quarter to $2.83 per gallon from $2.79 per gallon in the 2006 quarter.

“The increase in supplies and maintenance was primarily due to a higher percentage of company-owned tractors in our fleet and an increase in the average age of our tractor and trailer fleets.

“An increase in physical damage claims with respect to our tractors and trailers primarily caused the increase in insurance and claims during the quarter.

“As expected, our gain on disposition of revenue equipment was lower in the third quarter of 2007 than in the third quarter of 2006 given our planned decrease in the number of revenue equipment dispositions. The decrease in gain affected operating income by approximately $1.5 million.

“As in recent quarters, the percentage of independent contractors in our fleet declined and our truckload costs continued a shift toward wages, fuel, maintenance, and other expenses associated with company-owned equipment. The increase in salaries, wages and benefits was primarily due to a 3.3% increase in the number of miles driven by company drivers and an increase in health insurance costs of $510,000 versus the third quarter of 2006. Purchased transportation increased as the impact of fewer independent contractors was more than offset by increases in payments to third-party transportation providers associated with the growth in our logistics operations.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 96.1% for the third quarter of 2007 compared with 91.4% for the third quarter of 2006.

“The third quarter and nine-month period of 2007 included a tax benefit of approximately $205,000, or 1 cent per diluted share, due to a decrease to our deferred income tax liability. The decrease in the income tax liability was primarily due to state income tax law changes and a change in income apportionment for several states. The effect on any future period is not expected to be material.

“For the quarter, we generated approximately $15 million in cash flow from operations and invested approximately $10 million in net capital expenditures. A portion of our capital expenditures included auxiliary power units for our tractors that will provide quiet heat, air conditioning, and electrical power for our drivers without idling the tractor engine. We expect these units to generate annual net savings of several thousand dollars per truck as they are deployed in our fleet. Auxiliary power units were installed in 742 of our tractors as of Sept. 30th.

“At Sept. 30, 2007, our balance sheet reflected approximately $233.9 million in stockholders’ equity and $57.0 million in borrowed debt, for a debt-to-capitalization ratio of approximately 19.6%.”

Looking forward at the balance of 2007, Mr. Marten offered the following comments:  “We expect industry-wide capacity to exceed demand at least into the second quarter of 2008. Against the general background, as well as the normal seasonal slowness of the fourth and first quarters, we plan to decrease our tractor fleet by 100 to 200 units during the fourth quarter, depending upon market conditions. Our goal is to improve average miles per tractor and focus on the best available freight. Along with the tractor fleet reduction we expect to manage our non-driver staffing to remain above five tractors per non-driver, despite the growth of our logistics operations. Even with these profitability improvement measures and the addition of auxiliary power units, we do not expect our net income for the fourth quarter of 2007 to exceed last year’s level.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment. Marten offers nationwide service, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, our expectations concerning freight demand, cost savings of auxiliary power units, fleet reductions and personnel levels, and net income. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of the cyclicality of the markets we primarily serve is incorrect or there are recessionary economic cycles and downturns in customers’ business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment causing our gain on disposition to fluctuate; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to maintain profitability in or continue to grow our logistics business; surplus inventories; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from upgrading our fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines and the adoption of ultra-low sulfur diesel fuel. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update forward-looking statements.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(In thousands, except share information)	2007	2006

ASSETS
Current assets:
Cash	$3,690	$2,988
Marketable securities	300	300
Receivables:
Trade, net	59,967	48,005
Other	5,663	6,458
Prepaid expenses and other	11,468	14,227
Deferred income taxes	5,492	4,532
Total current assets	86,580	76,510

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	452,106	428,729
Accumulated depreciation	(118,886)	(98,841)
Net property and equipment	333,220	329,888
Other assets	2,672	4,424

TOTAL ASSETS	$422,472	$410,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$544	$804
Accounts payable and accrued liabilities	36,752	37,545
Insurance and claims accruals	17,061	16,073
Current maturities of long-term debt	5,000	5,000
Total current liabilities	59,357	59,422

Long-term debt, less current maturities	51,986	53,659
Deferred income taxes	75,945	75,835

Total liabilities	187,288	188,916

Minority interest	1,301	913
Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,811,837 shares at September 30, 2007, and 21,764,773 shares at December 31, 2006, issued and outstanding	218	218
Additional paid-in capital	74,488	73,601
Retained earnings	159,177	147,174

Total stockholders’ equity	233,883	220,993

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$422,472	$410,822

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In thousands, except per share information)	2007	2006	2007	2006

OPERATING REVENUE	$144,969	$135,812	$415,206	$387,229

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	38,808	36,216	115,786	106,455
Purchased transportation	27,891	22,051	74,390	62,931
Fuel and fuel taxes	39,586	37,744	109,524	102,678
Supplies and maintenance	10,448	8,386	28,364	24,392
Depreciation	11,867	11,257	35,317	32,823
Operating taxes and licenses	1,736	1,884	5,161	5,535
Insurance and claims	5,946	4,630	16,792	14,602
Communications and utilities	938	962	2,848	2,700
Gain on disposition of revenue equipment	(435)	(1,983)	(2,883)	(5,723)
Other	2,488	2,952	7,780	8,322

Total operating expenses	139,273	124,099	393,079	354,715

OPERATING INCOME	5,696	11,713	22,127	32,514

OTHER EXPENSES (INCOME):
Interest expense	943	928	3,064	2,683
Interest income and other	(186)	(260)	(531)	(861)
Minority interest	301	261	530	611
	1,058	929	3,063	2,433

INCOME BEFORE INCOME TAXES	4,638	10,784	19,064	30,081

PROVISION FOR INCOME TAXES	1,573	4,048	7,061	10,752

NET INCOME	$3,065	$6,736	$12,003	$19,329

BASIC EARNINGS PER COMMON SHARE	$0.14	$0.31	$0.55	$0.89

DILUTED EARNINGS PER COMMON SHARE	$0.14	$0.31	$0.55	$0.88

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

(Dollars in thousands)

			Dollar Change	Percentage Change
	Three Months Ended September 30,		Three Months Ended September 30,	Three Months Ended September 30,
	2007	2006	2007 vs. 2006	2007 vs. 2006
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$103,831	$101,940	$1,891	1.9%
Truckload fuel surcharge revenue	21,666	21,847	(181)	(0.8)
Total Truckload revenue	125,497	123,787	1,710	1.4

Logistics revenue, net of intermodal fuel surcharge revenue	18,580	11,334	7,246	63.9
Intermodal fuel surcharge revenue	892	691	201	29.1
Total Logistics revenue	19,472	12,025	7,447	61.9

Total operating revenue	$144,969	$135,812	$9,157	6.7%

Operating income:
Truckload	$4,108	$10,493	$(6,385)	(60.9)%
Logistics	1,588	1,220	368	30.2
Total operating income	$5,696	$11,713	$(6,017)	(51.4)%

Operating ratio:
Truckload	96.7%	91.5%		(5.7)%
Logistics	91.8	89.9		(2.1)
Consolidated operating ratio	96.1%	91.4%		(5.1)%

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

(Dollars in thousands)

			Dollar Change	Percentage Change
	Nine Months Ended September 30,		Nine Months Ended September 30,	Nine Months Ended September 30,
	2007	2006	2007 vs. 2006	2007 vs. 2006
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$308,462	$300,836	$7,626	2.5%
Truckload fuel surcharge revenue	58,893	58,055	838	1.4
Total Truckload revenue	367,355	358,891	8,464	2.4

Logistics revenue, net of intermodal fuel surcharge revenue	45,680	26,936	18,744	69.6
Intermodal fuel surcharge revenue	2,171	1,402	769	54.9
Total Logistics revenue	47,851	28,338	19,513	68.9

Total operating revenue	$415,206	$387,229	$27,977	7.2%

Operating income:
Truckload	$18,520	$29,836	$(11,316)	(37.9)%
Logistics	3,607	2,678	929	34.7
Total operating income	$22,127	$32,514	$(10,387)	(31.9)%

Operating ratio:
Truckload	95.0%	91.7%		(3.6)%
Logistics	92.5	90.5		(2.2)
Consolidated operating ratio	94.7%	91.6%		(3.4)%

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Truckload Segment:
Average truckload revenue, net of fuel surcharges, per total mile	$1.482	$1.492	$1.477	$1.471
Average miles per tractor(1)	27,874	27,468	81,956	82,099
Average truckload revenue, net of fuel surcharges, per tractor per week(1)	$3,142	$3,118	$3,103	$3,096
Average tractors (1)	2,514	2,488	2,549	2,491
Average miles per trip	900	928	917	936
Non-revenue miles percentage(2)	7.4%	7.6%	7.6%	7.5%
Total miles – company-employed drivers (in thousands)	58,188	56,303	173,717	165,763
Total miles – independent contractors (in thousands)	11,891	12,029	35,188	38,771

Logistics Segment:
Brokerage:
Revenue (in thousands)	$13,887	$7,988	$33,312	$19,682
Loads	7,253	4,461	17,658	11,586
Intermodal:
Revenue (in thousands)	$5,585	$4,037	$14,539	$8,656
Loads	1,848	1,253	4,762	2,784
Average tractors	34	23	28	18

At September 30, 2007, and September 30, 2006:
Total tractors(1)	2,532	2,543
Average age of company tractors (in years)	1.9	1.4
Total trailers	3,986	3,718
Average age of company trailers (in years)	2.5	2.2
Ratio of trailers to tractors(1)	1.6	1.5
Ratio of tractors to non-driver personnel(1)	5.1	5.6

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2007	2006	2007	2006

Net cash provided by operating activities	$14,907	$14,087	$44,401	$44,817
Net cash used for investing activities	9,888	17,624	42,235	55,480

Weighted average shares outstanding:
Basic	21,812	21,756	21,789	21,726
Diluted	21,968	21,946	21,963	21,955

(1)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 358 and 366 tractors as of September 30, 2007, and 2006, respectively.

(2)	Represents the percentage of miles for which the company is not compensated.